Exhibit 10 (b)

AMENDMENT TO
SCHERING-PLOUGH CORPORATION
1992 STOCK INCENTIVE PLAN

The Schering-Plough Corporation 1992 Stock Incentive Plan (the "Plan") is hereby amended as follows:

1. Section 12 of the Plan is amended to read in its entirety as follows:

In the event of any stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disposition by the Company of a subsidiary or affiliate, or any similar event involving the Company, the Committee shall make such adjustments (if any) under the Plan as it deems appropriate and equitable, in its discretion, to reflect such event, including without limitation adjustments to the share limits provided in Section 2, to the number of shares of Common Stock and/or the kind of shares represented by any outstanding options and Units and to the option price of any outstanding options. Such adjustments may include, without limitation, (i) the cancellation of outstanding options and/or Units, provided that the optionee receives in exchange a payment of cash, property or a combination thereof having an aggregate value equal to the value of the cancelled options or Units, or (ii) the substitution of other property (including, without limitation, other securities) of comparable value for the Stock covered by outstanding options or Units.

2. The Plan is amended by adding the following new Section 16 at the end thereof:

16. Notwithstanding any other provision of the Plan: (a) any stock option or related right outstanding as of the date on which there occurs a Change in Control, as defined in the Company's 2002 Stock Incentive Plan (the "COC Date"), that is not then exercisable and vested shall become fully exercisable and vested as of the COC Date; and (b) any stock option or related right held by an optionee immediately before the optionee experiences an Involuntary Termination, as defined in the next sentence, that is vested and exercisable as of the COC Date (including without limitation pursuant to clause (a) above) shall remain exercisable following the COC Date for its full original term, notwithstanding the termination of the optionee's employment. For purposes of this Section 16, "Involuntary Termination" means (i) in the case of an optionee who is a party to an individual agreement with the Company providing for severance benefits payable in connection with a termination of employment following or in connection with a change in control (as defined in such individual agreement), a termination of employment under circumstances entitling the optionee to such severance benefits, and (ii) in the case of any other optionee, an involuntary termination of the optionee's employment after the Effective Date of the Change in Control for any reason other than the optionee's (1) commission or conviction of a felony or a crime of moral turpitude, (2) dishonesty in the course of fulfilling his or her employment duties, (3) willful and deliberate failure to perform his or her employment duties in any material respect, or (4) other act or failure to act that has an adverse effect on the business or reputation of the Company or any of its subsidiaries and affiliates.

3. The foregoing amendments shall be effective as of February 25, 2003, and shall apply to all options and Units outstanding on such date as well as to options and Units that are subsequently granted.